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                                                                   Exhibit 23(b)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Union Planters Corporation of our report dated January 20, 1994, except as to Note 2 which is as of March 1, 1994, which appears on page 34 of the 1993 Annual Report to Shareholders of Union Planters Corporation, which is incorporated by reference in Union Planters Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference in the Registration Statement of our report dated April 8, 1994, except as to Note 8 which is as of July 29, 1994, appearing on page 4 of Exhibit A of the Annual Report of the Union Planters Corporation 401 (k) Retirement Savings Plan on Form 11-K for the year ended November 30, 1993.


S/  Price Waterhouse LLP

Memphis, Tennessee
August 23, 1994